UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 17, 2008

EQUISTAR CHEMICALS, LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-76473	76-0550481
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Further Amendment and Restatement of Bridge Loan Agreement

Through a series of actions, the validity of which LyondellBasell Industries (defined below) disputes, the joint lead arrangers (“JLAs”) under the Bridge Loan Agreement (defined below) had attempted to increase the applicable rate under the Bridge Loan Agreement to 12% per annum. Since June 20, 2008, LyondellBasell Industries had been paying 12% interest, which is approximately 4% higher than the applicable rate under the Bridge Loan Agreement as at June 30, 2008, in order to avoid any allegation of default by the lenders. LyondellBasell Industries had protested the higher rate of interest and had reserved its right to recover any such amounts based upon a determination that the JLAs’ attempt to impose a rate increase is not supported by the terms of the applicable loan documentation.

On October 17, 2008, the Bridge Loan Agreement originally dated as of December 20, 2007 and amended and restated as of April 30, 2008 (the “Bridge Loan Agreement”) between, among others, LyondellBasell Finance Company (a wholly-owned subsidiary of LyondellBasell Industries AF S.C.A. (“Parent,” together with its consolidated subsidiaries, “LyondellBasell Industries”), of which Lyondell Chemical Company (“Lyondell”) is an indirect wholly owned subsidiary), as borrower, Parent as a guarantor, certain subsidiaries of Parent, including Lyondell and certain of its subsidiaries, including Equistar Chemicals, LP (“Equistar”), as subsidiary guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., ABN AMRO Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Bookrunners, was further amended and restated (as amended and restated, the “Amended and Restated Bridge Loan Agreement”).

The amendments retranche the $8 billion principal amount of initial loans outstanding under the Amended and Restated Bridge Loan Agreement into (a) $3.5 billion of fixed rate second lien loans, which bear interest at a rate equal to 12% per annum (12.5% in the case of certain ratings downgrades), (b) $2.0 billion of floating rate second lien loans and (c) $2.5 billion of floating rate third lien loans. All of the floating rate loans bear interest at a rate equal to LIBOR (in the case of U.S. dollar loans) or EURIBOR (in the case of euro loans) plus the Applicable Margin (as defined in the Amended and Restated Bridge Loan Agreement). The economic impact of the interest rates applicable to the retranched loans is effective as of June 16, 2008.

The amendments also include provisions allowing lenders under the Amended and Restated Bridge Loan Agreement (i) within 180 days after October 17, 2008, to convert retranched fixed rate second lien loans into fixed rate second lien notes or a combination of fixed rate second lien notes and up to $1 billion in aggregate principal amount of fixed rate third lien notes and/or fixed rate unsecured notes (and pursuant to a notice provided by the lenders on October 17, 2008, all of the fixed rate second lien loans will automatically convert into fixed rate second lien notes if no election is made by the lenders to convert a portion of the fixed rate second lien loans to fixed rate third lien or unsecured notes within this 180-day period) and (ii) following the time that the fixed rate second lien loans have been converted into exchange notes and certain lenders under the Amended and Restated Bridge Loan Agreement hold, in aggregate, less than $950 million of such notes, to convert new floating rate second lien loans into fixed rate second lien notes and to convert new floating rate third lien loans into fixed rate third lien notes and/or fixed rate unsecured notes. In all such cases, the exchange notes will bear interest at a rate equal to 12% per annum (12.5% in the case of certain ratings downgrades), may be denominated in euro or dollars, and will have maturity dates between June 2015 and December 2019. In addition, the amendments include revisions to some of the terms of the exchange notes to make them consistent, in some instances, with similar provisions of the senior secured credit facility, originally dated as of December 20, 2007 and amended and restated as of April 30, 2008 between, among others, Parent, Lyondell and certain subsidiary guarantors, including Equistar, party thereto from time to time. The amendments also make other changes, including technical and typographical corrections. The foregoing does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bridge Loan Agreement, which is filed as Exhibit 4.3 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit.

4.3	Amended and Restated Bridge Loan Agreement dated as of October 17, 2008 (incorporated by reference to Exhibit 4.3 of Lyondell’s Current Report on Form 8-K filed on October 23, 2008)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUISTAR CHEMICALS, LP

By:	/s/ Gerald A. O’Brien
	Name:	Gerald A. O’Brien
	Title:	Vice President,
General Counsel and Secretary

Date: October 23, 2008